Exhibit 4.3

NONSTATUTORY STOCK OPTION


_______________, Optionee:

     ILLUSTRA INFORMATION TECHNOLOGIES, INC. (the "Company"), pursuant to its 1992 Equity Incentive Plan (the "Plan") has this day granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify as an "incentive stock option" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the
"Code").

     The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors and consultants and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     The details of your option are as follows:



     1. The total number of shares of Common Stock subject to this option is ____________ (______). Subject to the limitations contained herein, this option shall be exercisable with respect to each installment shown below on or after the date of vesting applicable to such installment, provided that you are a Consultant to the Company on that vesting date, as follows:

     Date of Earliest Exercise            Number of Shares
           (Vesting Date)                  (Installment)

     As of the Commencement          _______ shares (100% of total
     Date                            shares subject to option)

     The Commencement Date for purposes of this Option is _______.

     2.   (a)     The exercise price of this option is $_____ per share,
being not less than the fair market value of the Common Stock on the date of grant of this option.

           (b) Payment of the exercise price per share is due in full in cash (including check) upon exercise of all or any part of each installment which has become exercisable by you. Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock.

     3.   (a)     Subject to the provisions of this option you may elect
at any time during your service as a Consultant to the Company or an affiliate thereof, to exercise the option as to any part or all of the shares subject to this option at any time during the term hereof, including, without limitation, a time prior to the date of earliest exercise ("vesting") stated in paragraph 1 hereof; provided, however, that:

                         (i)     a partial exercise of this option shall
be deemed to cover first vested shares and then the earliest vesting installment of unvested shares;

                         (ii)     any shares so purchased from
installments which have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Early Exercise Stock Purchase Agreement attached hereto; and

                         (iii)     you shall enter into an Early
Exercise Stock Purchase Agreement in the form attached hereto with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

               (b) The election provided in this paragraph 3 to purchase shares upon the exercise of this option prior to the vesting dates shall cease upon termination of your service with the Company or an affiliate thereof and may not be exercised after the date thereof.

     4. The minimum number of shares with respect to which this option may be exercised at any one time is one hundred (100), except with respect to the final exercise of this option this minimum shall not apply. In no event may this option be exercised for any number of shares which would require the issuance of anything other than whole shares.

     5. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

     6. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan, terminates on November 21, 2005 (the date ten (10) years from the date this option is granted). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: three (3) months after the termination of your service with the Company or an affiliate of the Company (as defined in the Plan) for any reason or for no reason unless:

          (a) such termination of service is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of service; or

          (b) such termination of service is due to your death, in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months after your death; or

          (c) during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 5 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of service or

           (d) exercise of the option within three (3) months after termination of your service with the Company or with an affiliate would result in liability under section 16(b) of the Securities Exchange Act of 1934, in which case the option will terminate on the earlier of (i) the termination date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or
(iii) six (6) months and ten (10) days after the termination of your service with the Company or an affiliate.

     However, this option may be exercised following termination of service only as to that number of shares as to which it was exercisable on the date of termination of service under the provisions of paragraph 1 of this option.

     7.     (a)     This option may be exercised, to the extent
specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subparagraph 6(f) of the Plan.

          (b)     By exercising this option you agree that:

                    (i) the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of
(A) the exercise of this option; (B) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (C) the disposition of shares acquired upon such exercise;

                    (ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the date of this option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option;

                    (iii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date (the "Effective Date") of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters; provided, however, that such restriction shall apply only if, on the Effective Date, you are an officer, director, or owner of more than one percent (1%) of the outstanding securities of the Company. For purposes of this restriction you will be deemed to own securities which (1) are owned directly or indirectly by you, including securities held for your benefit by nominees, custodians, brokers or pledgees; (2) may be acquired by you within sixty (60) days of the Effective Date; (3) are owned directly or indirectly, by or for your brothers or sisters (whether by whole or half blood), spouse, ancestors and lineal descendants; or (4) are owned, directly or indirectly, by or for a corporation, partnership, estate or trust of which you are a shareholder, partner or beneficiary, but only to the extent of your proportionate interest therein as a shareholder, partner or beneficiary thereof. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

                    (iv) all shares of Common Stock issued on exercise of this option shall be subject to a purchase option in favor of the Company as set forth in this subparagraph 7(b)(iv) (the "Market Value Option"). In the event your service with the Company terminates, for any reason or no reason, with or without cause, then the Company shall have the right to purchase all or any part of such stock by exercising the Market Value Option. The Market Value Option may be exercised by written notice to you and payment of the purchase price in cash at any time within 90 days after the date your service terminates. The exercise price of the Market Value Option shall be the greater of
(1) the price at which the shares were initially purchased from the Company; or (2) the fair market value of the stock at the time of such termination as determined by the Board of Directors of the Company taking into account the book value, present earnings, overall financial condition and future prospects of the Company. If the stockholder holding shares subject to the Market Value Option objects to the value so determined by the Board, then the exercise price of the Market Value Option shall be the fair market value of the stock being purchased, on the date of termination, as determined by an independent appraiser to be designated by the Board of Directors, subject to the approval of the stockholder, which approval shall not be unreasonably withheld. The cost of such appraisal shall be paid 50% each by the Company and by such stockholder. The Market Value Option shall terminate upon the earlier of (1) _____________; (2) the date securities of the Corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission under the Act, or any successor to the Act; or (3) the first date on which the shares of the same class and series as the shares subject to such Option are traded on a public market. If any shares subject to the Market Value Option are transferred, such shares shall remain subject to the Market Value Option in the hands of the transferee, and the certificates evidencing such shares may bear a legend referring to the Market Value Option. Any and all new, substituted or additional securities or other property to which you may be entitled as a result of (A) a stock dividend or liquidating dividend of cash and/or property, stock split, or other change in the character or amount of any of the outstanding securities of the Company, or (B) a consolidation, merger or sale of all, or substantially all, of the assets of the Company by reason of your ownership of the shares issued on exercise of this option shall be immediately subject to the Market Value Option. Upon the occurrence of any event specified in clause (B) above, the Market Value Option may be assigned to any successor of the Company, and shall apply if you do not become or shall cease for any reason to be a Consultant to such successor or its affiliates. In that case, references herein to the "Company" shall be deemed to refer to such successor.

                            (v)     all shares of Common Stock issued on
exercise of this option shall be subject to any right of first refusal set forth in any applicable provisions of the Company's Bylaws and;

                            (vi)     you will at the time of exercise
execute an agreement with the Company implementing the provisions of this Section.

     8. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

     9. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue as a Consultant to the Company, or of the Company to continue your service with the Company.

     10. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.


     11. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of paragraph 7 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

     Dated _______________.

                         Very truly yours,

                         ILLUSTRA INFORMATION TECHNOLOGIES, INC.



                          By
                              Duly authorized on behalf
                              of the Board of Directors


The undersigned:

     (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

     (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the following agreements only:

     NONE  _________________
               (Initial)

     OTHER ____________________________
           ____________________________
           ____________________________



                                      ______________________________

                              Address:______________________________
                                      ______________________________


ATTACHMENTS:

     1992 Equity Incentive Plan
     Form of Exercise